Exhibit 4.10

AMENDMENT NO. 1

to

CREDIT AGREEMENT

        THIS AMENDMENT NO. 1 TO CREDIT AGREEMENT (the “Amendment”) is made as of July 20, 2005 (the “Effective Date”), by and among DELUXE CORPORATION (the “Borrower”), the Lenders (as defined below) listed on the signature pages hereof and JPMORGAN CHASE BANK, N.A. (successor by merger with Bank One, NA), in its capacity as administrative agent (the “Administrative Agent”), and as an LC Issuer under that certain 5-Year Revolving Credit Agreement dated as of July 22, 2004 by and among the Borrower, the financial institutions from time to time party thereto (the “Lenders”), CREDIT SUISSE FIRST BOSTON, as Syndication Agent, THE BANK OF NEW YORK, THE BANK OF TOKYO MITSUBISHI, LTD., AND WACHOVIA BANK, NATIONAL ASSOCIATION, as Documentation Agents, and the Administrative Agent (as amended, restated, supplemented or otherwise modified as of the date hereof, the “Credit Agreement”). Defined terms used herein and not otherwise defined herein shall have the meaning given to them in the Credit Agreement.

WITNESSETH

        WHEREAS, the Borrower, the Lenders and the Administrative Agent are parties to the Credit Agreement; and

        WHEREAS, the Borrower has requested that the Lenders and the Administrative Agent amend the Credit Agreement on the terms and conditions set forth herein;

        WHEREAS, the Borrower, the Administrative Agent and the Lenders have agreed to amend the Credit Agreement on the terms and conditions set forth herein;

        NOW, THEREFORE, in consideration of the premises set forth above, the terms and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto have agreed to the following amendments to the Credit Agreement:

1.	Amendments to the Credit Agreement. Effective as of the Effective Date and subject to the satisfaction of the conditions precedent set forth in Section 2 below, the Credit Agreement is hereby amended as follows:

1.1.	The Credit Agreement is hereby amended to delete each reference contained therein to the words “Bank One” and to substitute therefor: “JPMorgan”.

1.2.	The following definitions now appearing in Section 1.1 of the Credit Agreement are deleted in their entirety:

(a)	Applicable Utilization Fee Rate

(b)	Bank One

(c)	Combined Commitment

(d)	Combined Utilized Amount

(e)	Existing Credit Agreements

(f)	Existing 5-Year Credit Agreement

(g)	Utilization Fee

1.3.	The following definitions are added to Section 1.1 of the Credit Agreement in the appropriate alphabetical order:

(a)	“Applicable Utilization Margin” means, at any time, the percentage rate per annum at which utilization margins (as provided in Section 2.12) are accruing on the Aggregate Outstanding Credit Exposure at such time as set forth in the Pricing Grid on Annex I.

(b)	“JPMorgan” means JPMorgan Chase Bank, N.A., a national banking association, in its individual capacity, and its successors.

(c)	“2005 5-Year Credit Agreement” means that certain Amended and Restated 5-Year Revolving Credit Agreement, dated as of July 20, 2005, by and among the Company, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent, as amended, supplemented or otherwise modified.

1.4.	The definition of “Loan Documents” now appearing in Section 1.1 of the Credit Agreement is hereby amended to delete therefrom the words, “the Guaranty,”.

1.5.	The definition of “Material Adverse Effect” now appearing in Section 1.1 of the Credit Agreement is hereby amended to delete therefrom the words, “the Guaranty,”.

1.6.	The definition of “Material Subsidiary” now appearing in Section 1.1 of the Credit Agreement is hereby amended to delete therefrom the words, “(a) NEBS, and (b)".

1.7.	Section 1.03(a) of the Credit Agreement is hereby amended and restated in its entirety as follows:

(a) Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed, and all financial computations required under this Agreement shall be made, in accordance with GAAP, as in effect from time to time; provided that, if the Company notifies the Agent that the Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Agent notifies the Company that the Majority Banks request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

1.8.	Section 2.01 of the Credit Agreement is hereby amended by deleting therefrom the words, “or extended under Section 2.09".

1.9.	Section 2.05 of the Credit Agreement is hereby amended to delete therefrom the words “combined Commitments” and to substitute therefor: “aggregate Commitments”.

1.10.	The first sentence of Section 2.07(b) of the Credit Agreement is hereby and restated in its entirety as follows:

At any time prior to the Revolving Termination Date the Company may, on the terms set forth below, request that the Commitments hereunder be increased by an aggregate amount up to $25,000,000; provided, however, that (i) an increase in the Commitments hereunder may only be made at a time when no Default or Unmatured Default shall have occurred and be continuing and (ii) in no event shall the aggregate Commitments hereunder exceed $250,000,000 in the aggregate.

1.11.	The third sentence of Section 2.07(b) of the Credit Agreement is hereby amended to insert the phrase “, the LC Issuers” immediately after the word “Agent” and before the words “and each Bank” contained therein.

1.12.	Section 2.12(b) of the Credit Agreement is hereby amended and restated in its entirety as follows:

Utilization Margin. For each day from and after the date hereof to but not including the Revolving Termination Date on which the Aggregate Outstanding Credit Exposure exceeds fifty percent (50%) of the aggregate Commitments (or if all of the Commitments shall have been terminated, the aggregate Commitments in effect immediately prior to such termination), the interest rate otherwise applicable to the Loans and the LC Fee, respectively, shall be increased at a rate per annum equal to the Applicable Utilization Margin in effect from time to time. Such Applicable Utilization Margin shall (i) be computed on a quarterly basis in arrears on the last Business Day of each calendar quarter, (ii) accrue for all such days from the Closing Date to the date on which this Agreement is terminated and all of the Obligations hereunder have been paid in full, and (iii) be payable in arrears on the last Business Day of each such quarter commencing on the last Business Day of the fiscal quarter following the Closing Date through the date on which this Agreement is terminated and all of the Obligations hereunder have been paid in full, with the final payment, if applicable, to be made on the date on which this Agreement is terminated and all of the Obligations hereunder have been paid in full.

1.13.	Section 2.13(c) of the Credit Agreement is hereby amended to delete the second sentence thereof in its entirety and to substitute therefor:

Any change in the interest rate payable on the Offshore Rate Committed Loans (including, without limitation, the Applicable Utilization Margin) or in the Facility Fees payable under Section 2.12 resulting from a change in the Company’s senior unsecured long-term debt ratings shall become effective and shall apply to any such Loans then outstanding or to such fees as of the opening of business on the day on which such change in the Company’s debt ratings becomes effective.

1.14.	The last sentence of Section 2.17(a) of the Credit Agreement is hereby amended and restated in its entirety as follows:

No Facility LC shall have an expiry date later than the earlier of (x) (other than as described in the proviso below) the fifth Business Day prior to the Revolving Termination Date and (y) one year after its issuance; provided however that on or before the 10th Business Day prior to the Revolving Termination Date, the Company shall deposit into the Facility LC Collateral Account cash collateral for the account of the applicable LC Issuer in an amount equal to 105% of the aggregate outstanding LC Obligations in respect of the Facility LCs issued by such LC Issuer with an expiry date on or after the fifth Business Day prior the Revolving Termination Date.

1.15.	Section 2.17(k) is hereby amended to delete the last sentence thereof in its entirety and to substitute therefor

Nothing in this Section 2.17(k) shall either obligate the Company, or the Agent to require the Company, to deposit any funds in the Facility LC Collateral Account or limit the right of the Agent to release any funds held in the Facility LC Collateral Account in each case other than as required by Sections 2.17(a) or 8.02.

1.16.	Section 3.04(d) of the Credit Agreement is hereby amended to delete the words “Sections 2.08 or 2.09" therefrom and to substitute therefor the words, “Section 2.08".

1.17.	Section 5.01(b) of the Credit Agreement is hereby amended to delete therefrom the words “and each Guarantor”.

1.18.	Section 5.01(c) of the Credit Agreement is hereby amended and restated in its entirety as follows:

(c) is duly qualified as a foreign corporation and is licensed and in good standing under the laws of each jurisdiction except where the failure to so qualify or to be so licensed or in good standing (i) would not preclude it from enforcing its rights with respect to any of its assets or expose it to any liability and (ii) could not reasonably be expected to have a Material Adverse Effect; and

1.19.	Section 6.01(a) of the Credit Agreement is hereby amended to delete the last sentence thereof in its entirety and to substitute therefor the following:

Such opinion shall not include any “going concern” or like qualification or exception, or any qualification or limitation because of a restricted or limited examination by the Independent Auditor of any material portion of the Company’s or any Subsidiary’s records; and

1.20.	Section 6.13 of the Credit Agreement is hereby deleted in its entirety.

1.21.	Section 7.01(b) of the Credit Agreement is hereby amended to delete therefrom the words “Existing Credit Agreements” and to substitute therefor the words “2005 5-Year Credit Agreement”.

1.22.	Section 7.03 (b) and (c) of the Credit Agreement are hereby amended and restated in their entirety as follows:

(b) any Subsidiary may merge with the Company, provided that the Company shall be the continuing or surviving corporation, or with any one or more Subsidiaries, provided that if any transaction shall be between a Subsidiary and a Wholly-Owned Subsidiary, the Wholly-Owned Subsidiary shall be the continuing or surviving corporation; and

(c) the Company or any Subsidiary may convey, transfer, lease or otherwise dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise), to the Company or one or more Wholly-Owned Subsidiaries, as the case may be.

1.23.	Section 8.01(c) of the Credit Agreement is hereby amended to delete therefrom the occurrence of the number “6.13,”.

1.24.	Section 8.01(e) of the Credit Agreement is hereby amended to delete therefrom the words “Existing Credit Agreements” and to substitute therefor the words “2005 5-Year Credit Agreement”.

1.25.	Section 8.01(e) of the Credit Agreement is hereby further amended to amend and restate the proviso contained therein in its entirety as follows:

“provided, that, with respect to any such breach occurring as a result of a change of control under any agreement or instrument evidencing such Indebtedness of a Subsidiary of more than $100,000,000 upon the acquisition of such Subsidiary, such breach shall cause an Event of Default hereunder only if such breach has not been cured or waived (or the Indebtedness related thereto prepaid in full and the related agreements and instruments shall be terminated) within three Business Days after the occurrence thereof; or (ii) if there shall occur any other default or event of default, however denominated, under any cross default provision under any agreement or instrument relating to any such Indebtedness of more than $100,000,000"

1.26.	Section 8.01(l) of the Credit Agreement is hereby deleted in its entirety.

1.27.	Sections 10.01 (b) and (c) of the Credit Agreement are hereby amended and restated in their entirety as follows:

(b) postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest (including, without limitation, the Applicable Utilization Margin), Facility Fees, Reimbursement Obligations, LC Fees or other material amounts due to the Banks (or any of them) or the LC Issuers (or any of them) hereunder or under any other Loan Document;

(c) reduce the principal of, or the rate of interest (including, without limitation, the Applicable Utilization Margin) specified herein on any Loan, Reimbursement Obligations or (subject to clause (ii) below) any Facility Fees, LC Fees or other amounts payable hereunder or under any other Loan Document;

1.28.	Section 10.01 is hereby further amended to (1) add the word “or” at the end of clause (d) thereof, (2) delete the word “or” from the end of clause (e) thereof, (3) delete clause (f) thereof in its entirety, (4) replace the second occurrence of “(ii)” in the proviso thereof with “(iii)” and (5) replace the occurrence of “(iii)” in the proviso thereof with “(iv)".

1.29.	Section 10.05 of the Credit Agreement is hereby amended to replace the word “Borrower” contained therein with the word “Company”.

1.30.	The first parenthetical in Section 10.08(a) of the Credit Agreement is hereby amended and restated in its entirety as follows:

(provided that (i) no written consent of the Company or the Agent shall be required in connection with any assignment and delegation by a Bank to an Eligible Assignee that is an Affiliate of such Bank, and (ii) the written consent of the LC Issuers shall be required for each assignment and delegation)

1.31.	Annex I (Pricing Grid) attached to the Credit Agreement is hereby amended to replace each occurrence of the words “Applicable Utilization Fee Rate” contained therein with “Applicable Utilization Margin”.

1.32.	The Schedules to the Credit Agreement are hereby amended to add “Schedule 5.15” entitled “Copyrights, Patents, Trademarks and Licenses” with the word “None” appearing as the only text of such schedule.

1.33.	Exhibit A to the Credit Agreement is hereby amended by deleting Schedule 1 attached thereto in its entirety and substituting therefor the Schedule 1 attached to this Amendment.

2.	Conditions of Effectiveness. The effectiveness of this Amendment is subject to the conditions precedent that the Administrative Agent shall have received:

(a)	duly executed copies of this Amendment from the Borrower and each of the Lenders; and

(b)	such other documents, instruments and agreements as the Administrative Agent shall reasonably request.

3.	Representations and Warranties and Reaffirmations of the Borrower.

3.1.	The Borrower hereby represents and warrants that (i) this Amendment and the Credit Agreement as previously executed and as modified hereby constitute legal, valid and binding obligations of the Borrower and are enforceable against the Borrower in accordance with their terms, and (ii) no Default or Event of Default has occurred and is continuing.

3.2.	Upon the effectiveness of this Amendment and after giving effect hereto, the Borrower hereby reaffirms all covenants, representations and warranties, in all material respects, made by it in the Credit Agreement as modified hereby, and agrees that all such covenants, representations and warranties shall be deemed to have been remade as of the Effective Date, except that any such covenant, representation, or warranty that was made as of a specific date shall be considered reaffirmed only as of such date.

4.	Reference to the Effect on the Credit Agreement.

4.1.	Upon the effectiveness of this Amendment, on and after the date hereof, each reference in the Credit Agreement (including any reference therein to “this Agreement,” “hereunder,” “hereof,” “herein” or words of like import referring thereto) or in any other Loan Document shall mean and be a reference to the Credit Agreement as modified hereby.

4.2.	Except as specifically modified above, the Credit Agreement and all other documents, instruments and agreements executed and/or delivered in connection therewith, shall remain in full force and effect, and are hereby ratified and confirmed.

4.3.	The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Administrative Agent or the Lenders, nor constitute a waiver of any provision of the Credit Agreement or any other documents, instruments and agreements executed and/or delivered in connection therewith.

5.	GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK; PROVIDED THAT THE ADMINISTRATIVE AGENT, THE LENDERS AND THE LC ISSUERS SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

6.	Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

7.	Counterparts. This Amendment may be executed by one or more of the parties to this Amendment on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

8.	Release of NEBS. Concurrently with the effectiveness of this Amendment, (i) the guarantees granted by NEBS (including the Guaranty dated as of July 22, 2004, made by NEBS in favor of the Administrative Agent) pursuant to the Loan Documents (for purposes of this Section 8, Loan Documents shall have the meaning given thereto in the Credit Agreement as in effect on July 22, 2004 and in that certain 364-Day Revolving Credit Agreement dated as of July 22, 2004, among the Borrower, the financial institutions party thereto as “Banks” and JPMorgan Chase Bank, N.A. (successor by merger to Bank One, NA), as administrative agent, and without giving effect to any subsequent amendments or other modifications thereof) shall be deemed to have been automatically released and terminated, all without any further action being required to effectuate the foregoing, and (ii) the Loan Documents executed by NEBS shall terminate with respect to NEBS, all without any further action being required to effectuate the foregoing. The Lenders hereby irrevocably authorize the Administrative Agent, at its option and in its sole discretion, to take any action it determines required in order to effectuate the foregoing.

[REMAINDER OF PAGE INTENTIONALLY BLANK]

        IN WITNESS WHEREOF, this Amendment has been duly executed as of the day and year first above written.

DELUXE CORPORATION

By:	/s/ Raj K. Agrawal
Name: Raj K. Agrawal Title: Vice President and Treasurer

SIGNATURE PAGE TO AMENDMENT NO. 1

JPMORGAN CHASE BANK, N.A. (successor by merger with Bank One, NA), individually, as Agent and as an LC Issuer

By:	/s/ Sabir A. Hashmy
Name: Sabir A. Hashmy Title: Vice-President

SIGNATURE PAGE TO AMENDMENT NO. 1

CREDIT SUISSE FIRST BOSTON, ACTING THROUGH ITS CAYMAN ISLANDS BRANCH, individually and as Syndication Agent

By:	/s/ Bill O’Daly
Name: Bill O’Daly Title: Director

By:	/s/ Cassandra Droogan
Name: Cassandra Droogan Title: Associate

SIGNATURE PAGE TO AMENDMENT NO. 1

THE BANK OF NEW YORK, individually and as a Co-Documentation Agent

By:	/s/ Walter C. Parelli
Name: Walter C. Parelli Title: Vice President

SIGNATURE PAGE TO AMENDMENT NO. 1

THE BANK OF TOKYO-MITSUBISHI, LTD., CHICAGO BRANCH, individually and as a Co-Documentation Agent

By:	/s/ Tsuguyuki Umene
Name: Tsuguyuki Umene Title: Deputy General Manager

SIGNATURE PAGE TO AMENDMENT NO. 1

WACHOVIA BANK, NATIONAL ASSOCIATION, individually and as a Co-Documentation Agent

By:	/s/ Andy L. Welicky
Name: Andy L. Welicky Title: Assistant Vice President

SIGNATURE PAGE TO AMENDMENT NO. 1

THE NORTHERN TRUST COMPANY

By:	/s/ Melissa A. Whitson
Name: Melissa A. Whitson Title: Senior Vice President

SIGNATURE PAGE TO AMENDMENT NO. 1

NATIONAL CITY BANK

By:	/s/ Jon R. Hinard
Name: Jon R. Hinard Title: Senior Vice President

SIGNATURE PAGE TO AMENDMENT NO. 1

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Patrick McCue
Name: Patrick McCue Title: Vice President

By:	/s/ Allison Gelfman
Name: Allison Gelfman Title: Vice President

SIGNATURE PAGE TO AMENDMENT NO. 1

BNP PARIBAS

By:	/s/ Curt Price
Name: Curt Price Title: Managing Director

By:	/s/ Gaye Plunkett
Name: Gaye Plunkett Title: Vice President

SIGNATURE PAGE TO AMENDMENT NO. 1

FIFTH THIRD BANK

By:	/s/ Ann-Drea Burns
Name: Ann-Drea Burns Title: AVP

SIGNATURE PAGE TO AMENDMENT NO. 1

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Christopher W. Rupp
Name: Christopher W. Rupp Title: Vice President

SIGNATURE PAGE TO AMENDMENT NO. 1

SCHEDULE 1
to the Compliance Certificate

Dated _______________ / For the fiscal quarter ended ___________.

	Actual	Required/Permitted

I. Section 7.10 – Interest Coverage

(a) EBIT

(i) consolidated net income	___________

(ii) interest expense	+__________

(iii) taxes	+__________

(iv) extraordinary losses	+__________

(v) extraordinary gains	-__________

(vi) Earnings Before Interest and Taxes	=__________

(b) Interest Expense	___________

(c) Ratio of (a)(vi) Earnings Before Interest and Taxes to (b) Interest Expense under Section 7.10	_____ to 1.00	Not less than 3.00 to 1.00 (measured as of the last day of any fiscal quarter)

II. Section 7.11 – Subsidiary Indebtedness

Aggregate Indebtedness of Company’s consolidated Subsidiaries	___________	Not greater than $50,000,000 (measured as of the last day of any fiscal quarter)